Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and accompanying notes included in Exhibit 99.1 to this Current Report on Form 8-K (“Form 8-K”) and the financial statements and accompanying notes thereto for the fiscal year ended December 31, 2020 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are contained in definitive proxy statement and final prospectus, dated June 25, 2021 (the “Proxy Statement/Prospectus”) filed by Celularity Inc. (f/k/a GX Acquisition Corp.) with the Securities and Exchange Commission (the “SEC”) on June 25, 2021.

The following discussion contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Such forward-looking statements, which represent our intent, belief, or current expectations, involve risks and uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “predict,” “potential,” “believe,” “should” and similar expressions. Factors that could cause or contribute to differences in results include, but are not limited to, those set forth under “Risk Factors” in the Proxy Statement/Prospectus. Except as required by law, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Overview

Celularity Inc. (“Celularity”) is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with a chimeric antigen receptor (“CAR-T”) cells, natural killer (“NK”) cells, and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics. Celularity currently has four active clinical trials and plans to submit two additional investigational new drug (“IND”) applications in 2021. The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells, which Celularity handles at its purpose-built U.S.-based approximately 150,000 square foot facility. Celularity believes the use of placental-derived cells, sourced from full-term healthy donors, has potential inherent advantages, both from an economic and scientific perspective. Relative to adult-derived cells, placental-derived cells have demonstrated greater stemness, which means the ability to expand and persist. Further, their immunological naïveté, meaning having an immune system that has never been exposed to a specific antigen, may allow for potentially less toxicity. Celularity’s placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s sole use. Celularity believes this a key difference that will enable readily available off-the-shelf treatments that can be delivered faster, more reliably, at greater scale and to more patients.

From a single source material, the postpartum human placenta, Celularity derives four allogeneic cell types: T cells, unmodified NK cells, genetically modified NK cells and ASCs, which have resulted in four key cell therapeutic programs: CyCART-19, CYNK-001, CYNK-101 and APPL-001, focused on six initial indications. CyCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the CD19 receptor, the construct and related CARs for which are in-licensed from Sorrento Therapeutics, Inc. (“Sorrento”). Celularity plans to file an IND in the fourth quarter of 2021 and commence a Phase 1 clinical trial of CyCART-19 in the first quarter 2022. CYNK-001 is a placental-derived unmodified NK cell in development for the treatment of acute myeloid leukemia (“AML”), a blood cancer, and for glioblastoma multiforme (“GBM”), a solid tumor cancer, as well as COVID-19. CYNK-001 is currently in Phase 1 trial (for AML and other blood cancers) and Phase 1/2a trial (for GBM and COVID-19). Celularity also plans to submit an IND in 2021 for a genetically modified version of a placental-derived NK-cell, CYNK-101. CYNK-101 will be evaluated in combination with a monoclonal antibody (“mAb”), to target HER2+ cancers, such as gastric cancer. APPL-001 is a placenta-derived ASC being developed for the treatment of Crohn’s disease, a degenerative disease. Celularity intends to submit the IND in the first half of 2022 and commence the Phase 1/2a study of APPL-001 for the treatment of Crohn’s disease in 2022.

The Celularity IMPACT manufacturing process is a seamless, fully integrated process that is built to optimize speed and scale from sourcing of human full term healthy postpartum donated placentas through proprietary processing methods, cell selection, product-specific chemistry, manufacturing and controls (“CMC”), advanced cell manufacturing and cryopreservation, the result of which is a suite of allogeneic inventory-ready and on demand placental-derived cell therapy products.

Since inception, Celularity has had significant operating losses. Celularity had a net loss of $146.0 million and $208.2 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively. Celularity had an accumulated deficit of $709.6 million at June 30, 2021. Celularity’s primary use of cash is to fund operations, which consist primarily of research and development expenses, and to a lesser extent, selling, general and administrative expenses. Cash used to fund operating expenses is impacted by the timing of when it pays these expenses, as reflected in the change in Celularity’s outstanding accounts payable and accrued expenses. Celularity expects to continue to incur net losses for the foreseeable future, and it expects its research and development expenses, selling, general and administrative expenses, and capital expenditures will continue to increase. In particular, Celularity expects its expenses and losses to increase as it continues development of, and seeks regulatory approvals for, its therapeutic candidates, and begins to commercialize any approved therapeutics, as well as hires additional personnel, develops commercial infrastructure for therapeutics, pays fees to outside consultants, lawyers and accountants, and incurs increased costs associated with being a public company such as expenses related to services associated with maintaining compliance with Nasdaq listing rules and SEC requirements, insurance and investor relations costs. Celularity’s net losses may fluctuate significantly depending on the timing of its clinical trials and its expenditures on other research and development activities.

Based upon Celularity’s current operating plan, Celularity does not believe that its existing cash and cash equivalents as of June 30, 2021 will be sufficient to fund its operating expenses and capital expenditure requirements through the next twelve months. To date, Celularity has not had any cellular therapeutics approved for sale and has not generated any revenues from the sale of its cellular therapeutics. Celularity generates limited revenues from its biobanking and degenerative disease businesses. Celularity does not expect to generate any revenues from cellular therapeutic product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its therapeutic candidates, which Celularity expects will take a number of years. If Celularity obtains regulatory approval for any of its therapeutic candidates, Celularity expects to incur significant commercialization expenses related to therapeutic sales, marketing, manufacturing and distribution as its current commercialization efforts are limited to its biobanking and degenerative disease businesses. As a result, until such time, if ever, as Celularity can generate substantial revenue from therapeutics, Celularity expects to finance its cash needs through equity offerings, debt financings or other capital sources, including potentially collaborations, licenses and other similar arrangements. However, Celularity may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Any failure to raise capital as and when needed could have a negative impact on Celularity’s financial condition and on its ability to pursue its business plans and strategies. If Celularity is unable to raise capital, Celularity will need to delay, reduce or terminate planned activities to reduce costs.

COVID-19 Pandemic

The COVID-19 pandemic has resulted in increased unemployment, commodity and stock market volatility, and uncertainty about conditions that will prevail in the months ahead. The extent of the ultimate impact of the pandemic on Celularity’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, and its impact on potential customers, employees, and vendors, all of which cannot be reasonably predicted at this time. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material impact to Celularity’s financial condition, operating results, and timing and amounts of cash flows.

Although Celularity was able to operate continuously throughout 2020, it implemented “work from home” policies as needed following local health recommendations for non-essential employees and employees whose roles are able to be performed remotely. Management of remote workers can present special challenges and productivity may not be as high for remote workers. Because certain elements of Celularity’s operations (such as processing placental tissue, certain biological assays, translational research and storage of cord blood) cannot be performed remotely, it instituted controls and protocols including mandatory temperature checking, symptom assessment forms, incremental cleaning and sanitization of common surfaces to mitigate risks to employees. Although Celularity has not experienced any material disruption to date, there can be no assurance that its mitigation measures will continue to be effective and that there will not be a disruption to an important element of its business in the future.

Due to a broad decline in economic activity and restrictions on physical access to certain medical facilities, Celularity did experience a decrease in the net revenues of its degenerative disease business due to the pandemic. Selling, general and administrative expenses also decreased due to lower commercial expenses in the areas of business impacted by COVID-19 restrictions. As for clinical trials, Celularity did not cancel or postpone enrollment solely due to the risks of COVID-19. However, enrollment in the clinical trial evaluating CYNK-001 for AML experienced some delays in the first half of 2020 as sites assessed their safety protocols and experienced high volumes of COVID-19 patients. Enrollment has continued in the AML trial and remains ongoing. As a result, Celularity had a year-over-year increase in research and development expenses in 2020 notwithstanding the enrollment delays. Celularity also initiated a clinical trial evaluating CYNK-001 in patients with COVID-19, which necessitated additional research and development and project management resources, a portion of which will be reimbursed from Lung Biotechnology PBC. Celularity believes that it would have deployed its human and capital resources to other efforts, such as its CyCART-19 clinical development program, had the COVID-19 pandemic not struck.

COVID-19 did not have a material negative impact on oncology clinical trial patient accrual rates during the first half of 2021. However, screenings and enrollments in the COVID-19 trial were lower once vaccines became more widely available. During the first half of 2021, Celularity continued to utilize mandatory temperature checking and symptom assessment forms. Celularity also utilized a liaison to help schedule vaccination appointments for employees.

The extent to which COVID-19 or any other health epidemic may impact Celularity’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Accordingly, COVID-19 could have a material adverse effect on Celularity’s business, results of operations, financial condition, and prospects.

Business Segments

Prior to the third quarter of 2020, Celularity managed its operations as one segment. In the third quarter of 2020, Celularity began to manage its operations through an evaluation of three distinct business segments: Cell Therapy, Degenerative Disease, and BioBanking. The reportable segments were determined based on the distinct nature of the activities performed by each segment. Cell Therapy broadly refers to cellular therapies Celularity is researching and developing, which are unproven and in various phases of development. All of the cell therapy programs fall into the Cell Therapy segment. Celularity has no approved cell therapy product and has not generated revenue from the sale of cellular therapies to date. Degenerative Disease produces, sells and licenses products used in surgical and wound care markets, such as Biovance and Interfyl. Celularity sells products in this segment both using its own sales force as well as independent distributors. Celularity is developing additional tissue-based products for the Degenerative Disease segment. BioBanking collects stem cells from umbilical cords and placentas and provides storage of such cells on behalf of individuals for future use. Celularity operates in the biobanking business primarily under the LifebankUSA brand. The prior-period information (revenue and segment contribution) has been revised to conform to the current segment presentation, as operations were not evaluated under this format until the third quarter of 2020. For more information about Celularity’s reportable business segments refer to Note 17, “Segment Reporting” of Celularity’s audited financial statements included in the Proxy Statement/Prospectus.

Acquisitions and Divestitures

Celularity’s current operations reflect strategic acquisitions and divestures that it has made since formation. Additional details regarding the following acquisitions can be found in Note 1, “Nature of Business and Basis of Presentation” to Celularity’s annual financial statements for the year ended December 31, 2020 included in the Proxy Statement/Prospectus.

Human Longevity

In May 2017, Celularity acquired HLI Cellular Therapeutics, LLC (“HLI CT”) from Human Longevity Inc. (“Human Longevity”). HLI CT operated LifebankUSA, a private umbilical cord blood stem cell and cord tissue bank that offers parents the option to collect, process and cryogenically preserve newborn umbilical cord blood stem cells and cord tissue units. The HLI CT acquisition also provided Celularity with rights to a portfolio of biomaterial assets, including Biovance and Interfyl, as well other assets that it is no longer pursuing. In aggregate, the fair value of the consideration to acquire HLI CT was $28.9 million. The acquisition led to goodwill and intangible assets including in-process research and development (“IPR&D”) and a licensing agreement.

At the time of the HLI CT acquisition, Biovance and Interfyl were subject to an exclusive distribution arrangement with Alliqua Biomedical, Inc. (“Alliqua”). In May 2018, Celularity acquired certain assets from Alliqua, including Alliqua’s biologic wound care business, which included the marketing and distribution rights to Biovance and Interfyl as well as a Class II medical device, the MIST and UltraMIST Therapy Systems. In connection with the Alliqua APA, Celularity paid cash consideration of $29.0 million. The Alliqua acquisition led to goodwill and intangible assets.

In August 2020, Celularity sold the assets comprising its MIST/UltraMIST business to Sanuwave Health, Inc. (“Sanuwave”) and (ii) entered into a five-year licensing agreement with Sanuwave for total consideration of $24.5 million of which $20.0 million was paid at or prior to closing. The remaining $4.5 million of the purchase price was financed through a convertible promissory note due on or before August 6, 2021. The convertible promissory note can be converted into common shares of Sanuwave stock at Celularity’s election any time on or after January 1, 2021.

The five-year licensing arrangement with Sanuwave includes: (i) an exclusive Biovance license for distribution and commercialization in the wound care market and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market. Under the licensing agreement, Celularity will receive a quarterly license fee and a defined royalty on each product sale. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee.

Anthrogenesis

In August 2017, Celularity acquired Anthrogenesis, a wholly-owned subsidiary of Celgene. The Anthrogenesis acquisition included a portfolio of pre-clinical and clinical stage assets, including key cellular therapeutic assets in that Celularity continues to develop. The Anthrogenesis acquisition gives Celularity access to Anthrogenesis’ proprietary technologies and processes for the recovery of large quantities of high-potential stem cells and cellular therapeutic products derived from postpartum human placentas (each an “Anthrogenesis Product”). As part of the Anthrogenesis acquisition, some of the inventors of the Anthrogenesis Products and other key members of the Anthrogenesis Product development team joined Celularity. In aggregate, the fair value of the consideration to acquire Anthrogenesis was $346.4 million. The acquisition led to goodwill and intangible assets including IPR&D and a licensing agreement and contingent value rights (“CVR”) agreement. See “— Licensing and Collaboration Agreements” below.

CariCord

In October 2018, Celularity acquired CariCord Inc. (“CariCord”), a family cord blood bank established by ClinImmune Labs University of Colorado Cord Blood Bank and the Regents of the University of Colorado, a body corporate, for and on behalf of the University of Colorado School of Medicine. In the aggregate, the fair value of the consideration to acquire CariCord was $9.3 million. The acquisition led to goodwill and intangible assets.

Licensing Agreements

In the ordinary course of business, Celularity licenses in intellectual property and other rights from third parties and has also outlicensed its intellectual property and other rights, including in connection with its acquisitions and divestitures, described above. Additional details regarding our licensing agreements can be found in Note 14, “License and Distribution Agreements” to Celularity’s annual financial statements for the year ended December 31, 2020 included in the Proxy Statement/Prospectus.

Sorrento

In September 2020, Celularity entered into a license and transfer agreement (the “Sorrento Agreement”), with Sorrento Therapeutics, Inc. (“Sorrento”). Henry Ji, Ph.D., a member of Celularity’s board of directors, currently serves as President and Chief Executive Officer of Sorrento. Sorrento is also a significant stockholder of Celularity and invested in the PIPE. Pursuant to the Sorrento Agreement, Celularity obtained a worldwide license, with the right to grant sublicenses with Sorrento’s consent, under certain of Sorrento’s intellectual property rights, including patent rights that would be infringed by the use of certain CD19 CAR constructs, to research, develop, use, reproduce, modify, and create derivative works in the field of placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder, and to make, have made, use, sell, offer for sale, import, export, and distribute products that consist of a combination of certain specified CAR constructs and placenta-derived cells and/or cord blood-derived cells in the field of placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder. The foregoing license is exclusive with respect to certain specified patent rights and non-exclusive with respect to all other intellectual property rights of Sorrento. The CD19 CAR construct licensed from Sorrento forms the basis of the genetic modification for CyCART-19.

Under the Sorrento Agreement, Celularity has sole responsibility for the development and commercialization of licensed products, subject to certain reserved rights of Sorrento with respect to CD19 CAR-T therapeutics. Additionally, Celularity is obligated to use commercially reasonable efforts to develop and commercialize licensed products.

Under the Sorrento Agreement, Celularity is obligated to pay Sorrento a low double-digit percentage of non-royalty sublicensing income payments received by it in connection with a grant of any sublicense for CD19 CAR-T licensed products. Additionally, Celularity is obligated to pay Sorrento a low single-digit royalty on net sales of CD19 CAR-T licensed products in perpetuity. Celularity is currently in the process of negotiating a supply agreement with Sorrento for the manufacturing and supply of the CD19 CAR construct licensed from Sorrento.

Celgene (now part of Bristol Myers Squibb)

In August 2017, in connection with the Anthrogenesis acquisition, Celularity, entered into a license agreement (the “Celgene License”), with Celgene, which has since been acquired by Bristol Meyers Squibb. Pursuant to the Celgene License, Celularity granted Celgene a worldwide, royalty-free, fully-paid up, non-exclusive license, without the right to grant sublicenses (other than to its affiliates), under Anthrogenesis’ intellectual property in existence as of the date of the Celgene License or as developed by Celgene in connection with any transition services activities related to the merger for non-commercial pre-clinical research purposes, as well as to develop, manufacture, commercialize and fully exploit products and services that relate to the construction of any CAR, the modification of any T-cell or NK cell to express such a CAR, and/or the use of such CARs or T-cells or NK cells for any purpose, which commercial license is sublicensable. Either party may terminate the Celgene License upon an uncured material breach of the agreement by the other party or insolvency of the other party.

In August 2017, Celularity also issued shares of its Series X Preferred Stock to Celgene as merger consideration and entered into a contingent value rights agreement (the “CVR Agreement”) with Celgene pursuant to which it issued one CVR in respect of each share of Series X Preferred Stock issued to Celgene in connection with the Anthrogenesis acquisition. The CVR Agreement entitles the holders of the CVRs to an aggregate amount, on a per program basis, of $50 million in regulatory milestones and an aggregate $125 million in commercial milestone payments with respect to certain of Celularity’s investigational therapeutic programs, which would include the current CYNK-001 and CYNK-101 pipeline candidates and the legacy PDA-001 and PDA-002 programs (certain placenta-derived adherent cells, proprietary to Anthrogenesis, that are formulated for intravenous delivery, with respect to PDA-001, and subcutaneous or intramuscular delivery, with respect to PDA-002) that are no longer in development. Such payments under the CVR Agreement also expressly cover PNK-007 (which includes certain NK cells proprietary to Anthrogenesis, produced by a process proprietary to Anthrogenesis as of the closing of the Anthrogenesis transaction) and certain PNK-007 cells with a genetic modification (but not including NK cells with a chimeric receptor, including a CAR), along with any derivatives, parts, subparts, or progeny of any of the foregoing, or any therapeutic based or derived (in whole or in part) on certain related development programs as they existed as of the closing of the Anthrogenesis transaction. Accordingly, as Celularity expands its NK cell type franchise into new indications and, as a general matter, because these payments are not payable until a later stage of development, Celularity expects to continue to evaluate its present and future therapeutic candidates as they develop and evolve in light of the specific terms in the CVR Agreement to determine the specific therapeutics on which such amounts will be payable. In addition, with respect to each such program and calendar year, the CVR holders will be entitled to receive a royalty equal to a mid-teen percentage of the annual net sales for such program’s therapeutics from the date of the first commercial sale of such program’s therapeutic in a particular country until the latest to occur of the expiration of the last to expire of any valid patent claim covering such program therapeutic in such country, the expiration of marketing exclusivity with respect to such therapeutic in such country, and August 2027 (i.e., the tenth anniversary of the closing of the acquisition of Anthrogenesis). No payments under the CVR Agreement have been made to date. Celularity estimates the liability associated with the CVR quarterly. Changes to that liability include but are not limited to changes in Celularity clinical programs, assumptions about the commercial value of those programs and the time value of money.

Components of Operating Results

Net revenues

Net revenues include: (i) sales of Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/P’s), including Biovance®, Biovance 3L, Interfyl® and MIST®/UltraMIST® Therapy System equipment and single-use applicators (collectively, “Product Sales and Rentals”); (ii) the collection, processing and storage of umbilical cord and placental blood and tissue after full-term pregnancies (collectively, “Services”); and, (iii) license fees and royalties received under the license agreement with Sanuwave as well as license fees received under the exclusive distribution arrangement with Alliqua Biomedical, Inc. (“Alliqua”) prior to Celularity’s acquisition of Alliqua’s biologic wound care business in May 2018 (collectively, “License, Royalty and Other”). MIST®/UltraMIST® revenues are only included within 2020 as the business was divested in August 2020.

Cost of goods sold

Cost of goods sold consists of labor, material and overhead costs associated with Celularity’s two existing commercial business segments, BioBanking and Degenerative Disease. BioBanking costs include the cost of storage and transportation kits for newly banked materials as well as tank and facility overhead costs for cord blood and other units in storage. Degenerative Disease costs include costs associated with procuring placentas, qualifying the placental material and processing the placental tissue into a marketable product. Costs in the Degenerative Disease segment include labor and overhead costs associated with the production of the Biovance, Biovance 3L and Interfyl product lines.

Research and development expense

Celularity’s research and development expenses primarily relate to basic scientific research into placentally derived allogeneic cells, pre-clinical studies to support its current and future clinical programs in cellular medicine, clinical development of its NK cell programs and facilities, depreciation and other direct and allocated expenses incurred as a result of research and development activities. Celularity incurs expenses for third party contract research organizations (“CROs”), that assist in running clinical trials, personnel expenses for research scientists, specialized chemicals and reagents used to conduct biologic research, expense for third party testing and validation and various overhead expenses including rent and facility maintenance expense. Basic research, research collaborations involving partners and research designed to enable successful regulatory submissions is critical to Celularity’s current and future success in cell therapy. Celularity anticipates that its research and development expenditures will increase as it engages in further clinical trials, investigates incremental CAR constructs for its allogeneic T-cell and NK cell platforms and conduct further pre-clinical studies on CYNK-101 in conjunction with various antibody candidates. The amount of increase will depend on numerous factors, including the timing of clinical trials, preliminary evidence of efficacy in clinical trials and the number of indications that Celularity chooses to pursue.

General and administrative expense

General and administrative expense consists primarily of personnel costs including salaries, bonuses, stock compensation and benefits for specialized staff that support Celularity’s core business operations. Executive management, finance, legal, human resources and information technology are key components of general and administrative expense and those expenses are recognized when incurred. Celularity expects that as it engages in more clinical trials and potentially prepares for commercialization of any approved therapies that its general and administrative costs will increase over time. The magnitude and timing of any increase in general and administrative expense will depend on the progress of clinical trials, the release of new products within the degenerative disease portfolio, changes in the regulatory environment or incremental staffing needs to support the growth of the business as well as any incremental expenses associated with being a public company.

Change in fair value of contingent consideration liability

Because the acquisitions of Anthrogenesis from Celgene and HLI Cellular Therapeutics, LLC from Human Longevity Inc. were accounted for as business combinations, Celularity recognized acquisition-related contingent consideration on the balance sheet in accordance with the acquisition method of accounting. See “— Acquisitions and Divestitures” for more information. The fair value of contingent consideration liability is determined based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving regulatory and commercial milestone obligations and royalty obligations. The fair value of acquisition related contingent consideration is remeasured each reporting period with changes in fair value recorded in the consolidated statement of operations. Changes in contingent consideration fair value estimates result in an increase or decrease in our contingent consideration obligation and a corresponding charge or reduction to operating results. Key elements of the contingent consideration are regulatory milestone payments, sales milestone payments and royalty payments. Regulatory payments are due on regulatory approval of certain cell types in the United States and the EU. Regulatory milestone payments are one time but are due prior to any potential commercial success of a cell type in a specific indication. Royalty payments are a percentage of net sales. Sales milestone payments are due when certain aggregate sales thresholds have been met. Management must use substantial judgement in evaluating the value of the contingent consideration. Estimates used by management include but are not limited to: (i) the number and type of clinical programs that Celularity is likely to pursue based on the quality of its preclinical data, (ii) the time required to conduct clinical trials, (iii) the odds of regulatory success in those trials, (iv) the potential number of patients treatable for the indications in which Celularity is successful and (v) the pricing of treatments that achieve commercial status. All of these areas involve substantial judgement on the part of management and are inherently uncertain.

Results of Operations

Comparison of Three Months Ended June 30, 2021 to June 30, 2020

	Three Months Ended			Percent
	June 30, 2021	June 30, 2020	Increase (Decrease)	Increase (Decrease)
Net revenues
Product sales and rentals	$1,045	$2,074	$(1,029)	(49.6)%
Services	1,597	1,398	199	14.2%
License, royalty and other	555	—	555	N/M
Total revenues	3,197	3,472	(275)	(7.9)%
Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	869	794	75	9.4%
Services	571	698	(127)	(18.2)%
License, royalty and other	—	—	—	N/M
Research and development	22,911	15,804	7,107	45.0%
Selling, general and administrative	28,863	7,586	21,277	280.5%
Change in fair value of contingent consideration liability	10,048	114,738	(104,690)	(91.2)%
Amortization of acquired intangible assets	546	1,030	(484)	(47.0)%
Total operating expense	63,808	140,650	(76,842)	(54.6)%
Loss from operations	$(60,611)	$(137,178)	$76,567	(55.8)%

*	N/M = not meaningful.

Net Revenue and Cost of Goods Sold

Net revenue for the three months ended June 30, 2021 was $3.2 million, a decrease of $0.3 million, or 7.9%, compared to the prior year. The decrease was due to a decrease in product sales and rentals resulting from the sale of the MIST/UltraMIST assets in August 2020, partially offset by (i) an increase of $0.6 million in license, royalty and other revenues related to the license arrangement with Sanuwave and (ii) an increase of $0.2 million in services revenues primarily due to higher biobanking storage revenues.

Cost of goods sold for the three months ended June 30, 2021 was relatively flat compared to the prior year, as lower volumes sold in the product sales and rentals segment driven by the sale of the MIST/UltraMIST assets in August 2020 were offset by higher overall costs due to product mix as well as increased material and labor costs.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2021 were $22.9 million, an increase of $7.1 million, or 45.0%, compared to the prior year. The increase in research and development expenses was primarily due to a $6.9 million stock compensation charge related to the fully vested senior management awards granted during the second quarter of 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended June 30, 2021 were $28.9 million, an increase of $21.3 million, or 280.5%, compared to the prior year, primarily due to a stock based compensation charge of $20.5 million related to the fully vested non-employee director and senior management awards granted during the second quarter of 2021.

Change in Fair Value of Contingent Consideration Liability

For the three months ended June 30, 2021 and 2020, the fair value of the contingent consideration liability decreased resulting in net losses of $10.0 million and $114.7 million, respectively. The change in fair value of the contingent consideration liability for the three months ended June 30, 2021 and 2020 resulted from change in market-based assumptions (for more information about changes in the fair value of contingent consideration liability refer to Note 3, “Fair Value of Financial Assets and Liabilities” in Celularity’s unaudited condensed financial statements included as Exhibit 99.1 to this Form 8-K).

Amortization of Acquired Intangible Assets

Amortization expense for the three months ended June 30, 2021 was $0.5 million, which decreased 47.0%, compared to the prior year period, primarily due to de-recognition of intangible assets associated with the sale of the MIST/UltraMIST assets to Sanuwave in August 2020.

Other Income (Expense)

	Three Months Ended			Percent
	June 30, 2021	June 30, 2020	Increase (Decrease)	Increase (Decrease)
Interest income	$129	$32	$97	303.1%
Interest expense	(817)	(924)	107	(11.6)%
Expense related to warrant liabilities	(1,174)	(1,239)	65	(5.2)%
Other, net	(2,004)	3,698	(5,702)	(154.2)%
Total other income (expense)	$(3,866)	$1,567	$(5,433)	(346.7)%

For the three months ended June 30, 2021, other expense, net increased by $5.4 million compared to the prior year. The increase was primarily due to an increase in expense related to Celularity’s warrants to purchase Series B Preferred Stock, which resulted from changes in the fair value of the corresponding liabilities (see Note 3, “Fair Value of Financial Assets and Liabilities” in Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K). Other expense, net for the three months ended June 30, 2021 also included expense of $2.7 million resulting from the change in fair value of the convertible note receivable obtained in connection with the disposition of the UltraMIST business (see Note 3, “Fair Value of Financial Assets and Liabilities” in Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1), partially offset by net proceeds of $1.4 million from the sale of unused New Jersey net operating losses (“NOLs”) and unused research and development (“R&D”) tax credits. Other expense, net for the three months ended June 30, 2020 included $3.8 million in net proceeds from the sale of unused New Jersey NOLs and unused R&D tax credits.

Comparison of Six Months Ended June 30, 2021 to June 30, 2020

	Six Months Ended			Percent
	June 30, 2021	June 30, 2020	Increase (Decrease)	Increase (Decrease)
Net revenues
Product sales and rentals	$1,885	$4,866	$(2,981)	(61.3)%
Services	2,861	2,814	47	1.7%
License, royalty and other	1,111	—	1,111	N/M
Total revenues	5,857	7,680	(1,823)	(23.7)%
Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	1,387	1,650	(263)	(15.9)%
Services	1,295	1,079	216	20.0%
License, royalty and other	—	—	—	N/M
Research and development	39,901	27,566	12,335	44.7%
Selling, general and administrative	36,489	17,036	19,453	114.2%
Change in fair value of contingent consideration liability	30,704	116,463	(85,759)	(73.6)%
Amortization of acquired intangible assets	1,087	2,060	(973)	(47.2)%
Total operating expense	110,863	165,854
Loss from operations	$(105,006)	$(158,174)

*	N/M = not meaningful

Net Revenue and Cost of Goods Sold

Net revenue for the six months ended June 30, 2021 was $5.9 million, a decrease of $1.8 million, or 23.7%, compared to the prior year. The decrease was primarily due to a 61.3% decrease in product sales and rentals, which was primarily due to $3.0 million of foregone revenue resulting from the sale of the Mist/UltraMIST assets in August 2020, partially offset by an increase of $1.1 million in license, royalty and other revenues related to the license arrangement with Sanuwave. Services revenues for the six months ended June 30, 2021 were flat compared to the prior year.

Cost of goods sold for the six months ended June 30, 2021 was relatively flat compared to the prior year, as lower volumes sold in the product sales and rentals segment driven by the sale of the MIST/UltraMIST assets in August 2020 were offset by higher overall costs due to product mix as well as increased material and labor costs.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2021 were $39.9 million, an increase of $12.3 million, or 44.7%, compared to the prior year. The increase in research and development expenses was primarily due to a $6.9 million stock compensation charge related to the fully vested senior management awards granted during the second quarter of 2021 and higher cell therapy process development and research expenses related to the CyCART-19 program.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended June 30, 2021 were $36.5 million, an increase of $19.5 million, or 114.2%, compared to the prior year, primarily due to a stock based compensation charge of $20.5 million related to the fully vested non-employee director and senior management awards granted during the second quarter of 2021.

Change in Fair Value of Contingent Consideration Liability

For the six months ended June 30, 2021, and 2020 the fair value of the contingent consideration liability increased resulting in net losses of $30.7 million and $116.5 million, respectively. The change in fair value of the contingent consideration liability for the six months ended June 30, 2021 and 2020 resulted from change in market-based assumptions (for more information about changes in the fair value of contingent consideration liability refer to Note 3, “Fair Value of Financial Assets and Liabilities” of Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K).

Amortization of Acquired Intangible Assets

Amortization expense for the six months ended June 30, 2021 was $1.1 million, which decreased 47.2%, compared to the prior year period, primarily due to the sale of UltraMIST to Sanuwave in August 2020.

Other Income (Expense)

	Six Months Ended			Percent
	June 30, 2021	June 30, 2020	Increase (Decrease)	Increase (Decrease)
Interest income	$269	$144	$125	86.8%
Interest expense	(1,569)	(924)	(645)	69.8%
Expense related to warrant liabilities	(37,679)	(15,105)	(22,574)	149.4%
Other, net	(2,031)	3,595	(5,626)	(156.5)%
Total other income (expense)	$(41,010)	$(12,290)	$(28,720)	233.7%

For the six months ended June 30, 2021, other expense, net increased by $28.7 million compared to the prior year. The increase was primarily due to an increase in expense related to Celularity’s warrants to purchase Celularity Series B preferred stock, which resulted from changes in the fair value of the corresponding liabilities (see Note 3, “Fair Value of Financial Assets and Liabilities” of Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K). Other expense, net for the six months ended June 30, 2021 also included expense of $2.7 million resulting from the change in fair value of the convertible note receivable obtained in connection with the disposition of the UltraMIST business (see Note 3, “Fair Value of Financial Assets and Liabilities” of Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K), partially offset by net proceeds of $1.4 million from the sale of unused New Jersey NOLs and unused R&D tax credits. Other expense, net for the six months ended June 30, 2020 includes $3.8 million in net proceeds from the sale of unused New Jersey NOLs and unused R&D tax credits.

Liquidity and Capital Resources

Since inception through June 30, 2021, Celularity has funded its operations primarily through the sale of convertible preferred stock and raised aggregate net cash proceeds of $369.5 million. As of June 30, 2021, Celularity had $8.2 million of cash and cash equivalents and an accumulated deficit of $709.6 million. Celularity’s primary use of its capital resources is funding its operating expenses, which consist primarily of funding the research and development of its cellular therapeutic candidates, and to a lesser extent, selling, general and administrative expenses.

Based upon Celularity’s current operating plan, Celularity does not believe that its existing cash and cash equivalents as of June 30, 2021, will be sufficient to fund its operating expenses and capital expenditure requirements through the next twelve months. Celularity is seeking additional funding through public or private equity and/or debt financings, including through completion of the Merger and receipt of the PIPE Financing funds and funds in the Trust Account. Celularity may not be able to obtain financing on acceptable terms, or at all, and the terms of any financing may adversely affect the holdings or the rights of Celularity’s stockholders. Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, Celularity has concluded that there is substantial doubt about its ability to continue as a going concern.

Celularity expects to incur substantial expenses in the foreseeable future for the development and potential commercialization of its cellular therapeutic candidates and ongoing internal research and development programs. At this time, Celularity cannot reasonably estimate the nature, timing or aggregate amount of costs for its development, potential commercialization, and internal research and development programs. However, to complete its current and future preclinical studies and clinical trials, and to complete the process of obtaining regulatory approval for its therapeutic candidates, as well as to build the sales, marketing and distribution infrastructure that it believes will be necessary to commercialize its cellular therapeutic candidates, if approved, Celularity may require substantial additional funding in the future.

Cash Flows

The following table summarizes Celularity’s cash flows for the six months ended June 30, 2021 and 2020:

	Six Months Ended
	June 30, 2021	June 30, 2020	Change
Cash provided by / (used in)
Operating activities	$(43,280)	$(38,563)	$(4,717)
Investing activities	(2,487)	(8,771)	6,284
Financing activities	(827)	102,550	(103,377)
Net change in cash, cash equivalents and restricted cash	$(46,594)	$55,216	$(101,810)

Operating Activities

Net cash used in operations for the six months ended June 30, 2021 was $4.7 million higher than the prior year period primarily due to higher net loss adjusted for non-cash items and lower net proceeds from the sale of unused New Jersey NOLs and R&D tax credits, partially offset by a reduction to accrued expenses during the first half of 2020 primarily due to payment of construction costs for Celularity’s Florham Park, NJ facility which were accrued at December 31, 2019.

Investing Activities

Celularity used $2.5 million of net cash in investing activities for the six months ended June 30, 2021 as compared to $8.8 million in the prior year period. For the six months ended June 30, 2021, this consisted of $2.8 million of capital expenditures, partially offset by proceeds of $0.3 million related to a promissory note receivable. For the six months ended June 30, 2020, this consisted solely of capital expenditures.

Financing Activities

Celularity used $0.8 million of net cash from financing activities for the six months ended June 30, 2021, which consisted of $5.8 million in payments for professional services related to the Merger and PIPE financing, largely offset by proceeds of $5.0 million in short term borrowings. For the six months ended June 30, 2020, Celularity generated $102.6 million of net cash from financing activities, which consisted primarily of proceeds from the issuance of Series B redeemable convertible preferred stock warrants.

Critical Accounting Estimates

Celularity’s significant accounting policies are summarized in Note 2, “Summary of Significant Accounting Policies,” included within the Notes to Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K.

The preparation of Celularity’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, assumptions related to the accounting for business combinations, goodwill and intangible impairment assessment, the valuation of inventory and of contingent consideration, accrual of research and development expenses, and the valuations of stock options and preferred stock warrants. Celularity based its estimates on historical experience, known trends and other market-specific or other relevant factors that Celularity believes to be reasonable under the circumstances. On an ongoing basis, management evaluates these estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Revenue Recognition

Celularity recognizes revenue when control of the products and services is transferred to its customers in an amount that reflects the consideration it expects to receive from its customers in exchange for those products and services. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied.

A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. Celularity considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. Transaction prices of products or services are typically based on contracted rates with customers and to the extent that the transaction price includes variable consideration, Celularity estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method or the most likely amount, depending on the circumstances, to which it expects to be entitled.

Products within Celularity’s Degenerative Disease segment generally do not contain multiple elements. Celularity allows for a right of return for those products but to date returns have been minimal.

Under the license agreement with Sanuwave, Celularity will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee. Celularity will recognize the quarterly license fee over each quarterly term based on the actual sales occurring over the period.

Accounting for Business Combinations

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. Celularity uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets. Examples of critical estimates in valuing certain of the intangible assets and goodwill Celularity has acquired include but are not limited to developed technologies and IPR&D. Celularity’s estimates may also impact its deferred income tax assets and liabilities. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Valuation of Goodwill and Intangible Assets

Celularity has acquired and may continue to acquire significant intangible assets in connection with business combinations, which it records at fair value. The determination of fair value requires the use of forecasts, estimates and assumptions, which requires significant judgment by management. Each of these factors are subject to uncertainty and can significantly affect the value of the intangible asset.

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually or when an event occurs that could result in an impairment. The impairment analysis requires the exercise of significant judgment by management and can involve both the assessment of qualitative factors (which are subject to uncertainty and can change significantly from period to period), as well as a quantitative. For its quantitative impairment tests, Celularity uses an estimated future cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, the selection of an appropriate discount rate, asset groupings and other assumptions and estimates. The estimates and assumptions used are subject to uncertainty. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of the assets and could potentially impact the Celularity’s results of operations. Actual results may differ from Celularity’s estimates.

Contingent Consideration

Celularity has acquisition-related contingent consideration, which consists of potential milestone and royalty obligations, which was recorded in the consolidated balance sheets at its acquisition-date estimated fair value. Celularity remeasures the fair value each reporting period, with changes recorded in the consolidated statements of operations. The determination of fair value requires the exercise of significant judgment and estimates by management. These include estimates and assumptions regarding the achievement and timing of milestones, forecasted revenues and assumptions utilized in calculating a discount rate. If management’s assumptions prove to be inaccurate, it could result in changes to the contingent consideration liability and have a material effect on Celularity’s results of operations.

Warrant Liability

Accounting for the warrant liability relating to Celularity’s Series B Preferred Stock requires Celularity’s management to exercise judgment and make estimates and assumptions regarding fair value. The warrant liability was initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date, with changes recognized in the consolidated statement of operations. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Convertible Note Receivable

Celularity has a convertible note receivable from the August 2020 disposition of the UltraMIST business. Celularity uses a bond valuation that employs a credit default model, which requires the use of estimates and judgement by management regarding: (i) the fair value and volatility of the issuer’s common stock, (ii) probability and timing of converting the note, and (iii) risk-free interest rate. If Celularity’s assumptions and estimates prove to be inaccurate, it could result in changes to the convertible note receivable and have a material effect on Celularity’s results of operations.

Stock-based Compensation

Celularity recognizes compensation expense related to stock options granted to employees and nonemployees based on the estimated grant date fair value and recognizes forfeitures as they occur. Celularity estimates the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is recognized on a straight-line basis over the requisite service period, which is typically the vesting period of the respective awards. The Black-Scholes option-pricing model requires the use of highly subjective assumptions to determine the fair value of stock-based awards. See Note 12 to Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K for information concerning certain of the specific assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted during the six months ended June 30, 2021 and 2020. Such assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and Celularity uses significantly different assumptions or estimates, its stock-based compensation could be materially different.

Recent Accounting Pronouncements

See Note 2 to Celularity’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Form 8-K and Note 2 to Celularity’s annual financial statements for the year ended December 31, 2020 for information about recent accounting pronouncements, the timing of their adoption, and Celularity’s assessment, to the extent it has made one, of their potential impact on its financial condition of results of operations.

Off-Balance Sheet Arrangements

During the periods presented Celularity did not have, nor does it currently have, any off-balance sheet arrangements as defined under the rules of the SEC.

JOBS Act Accounting Election

Celularity expects to remain an “emerging growth company,” as defined in the JOBS Act, following completion of the Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Celularity has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Celularity’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.